DIRECTOR SERVICE AGREEMENT

THIS DIRECTOR SERVICE AGREEMENT (this “Agreement”) is entered into as of this 29th day of February 2016, effective as of December 29, 2016 (the “Effective Date”), by and between Acacia Research Corporation, a Delaware corporation (“Acacia” or the “Company”) and Robert L. Harris (the “Director”).

WHEREAS, the Company desires to retain the services of the Director as a director of the Board of Directors of the Company (the “Board”) and as a member of the Company’s Office of the Chairman for the benefit of the Company and its shareholders and if, for any reason during the Term, the Director is no longer a director of the Board, the Company wishes to retain the consulting services of the Director; and
WHEREAS, the Director desires to serve as a Director of the Board and as a member of the Company’s Office of the Chairman and, if for any reason during the Term, the Director is no longer a director of the Board, the Director wishes to provide consulting services to the Board and the Company.
NOW, THEREFORE, in consideration of the foregoing recitations, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:

SECTION 1. DUTIES. During the Term (as hereinafter defined), for so long as the Director is serving as a director on the Board, he will fulfill his fiduciary duties as a director of the Company, make commercially reasonable efforts to attend all prescheduled Board meetings, serve on appropriate committees as reasonably requested and agreed upon by the Board, make himself available to the Company and its officers at mutually convenient times and places and perform such duties and services commensurate to his position as a director of the Board and member of the Company’s Office of the Chairman. For the avoidance of doubt, the Director will not serve in a policy-making function and will no longer be an employee of the Company commencing as of the Effective Date. If, prior to the expiration of the Term, the Director is no longer a member of the Board, the Director will consult with and assist the Board and the Company (including, at the request of the Board, any advisors or representatives of the Board of the Company) in connection with the business of the Company and shall perform such services as are reasonably requested by the Board from time to time. The Director acknowledges and agrees that, except as expressly set forth in this Agreement, the Director shall not be entitled to, and hereby waives, any payments, benefits (including, without limitation, severance benefits) or other compensation, whether under law or pursuant to any other agreement between the Company and the Director, in connection with the termination of the Director’s employment with the Company, as of the Effective Date.
SECTION 2. TERM. The “Term,” as used in this Agreement, shall mean the period of time commencing on the Effective Date and terminating on the earliest of (i) June 30, 2017, (ii) the death of the Director or (iii) the date on which the Director is neither a member of the Board (whether through shareholder vote or other valid legal means) nor a consultant of the Company and Board. Except as set forth in Section 3 of this Agreement, in consideration of the benefits and other forms of compensation being waived by the Director under this Agreement, the Company acknowledges and affirms that the Fee (as defined below) and the other reimbursements and benefits described in Section 3 shall be payable in full upon the end of the Term.
SECTION 3. COMPENSATION.
a.Fees. In consideration for the satisfaction of the Director’s duties as described in Section 1 hereto and the releases contemplated by Section 7, the Company shall pay to the Director an aggregate amount of $840,000, in monthly installments, less any required taxes, deductions or withholding (“Fee”); provided, however, that if the Director is no longer a member of the Board prior to the expiration of the Term, the Fee will continue to be paid to the Director in monthly installments, beginning in February 2016, as consideration for the provision of consulting services to the Board and the Company for the remainder of the Term. The first installment of the Fee will be paid in February 2016 and will be an amount equal to $93,333.33; and, thereafter, the amount of the monthly installment of the Fee will be $46,666.67 payable on of the first day of each month during the Term. Notwithstanding anything to the contrary contained in this Agreement, in the event this Agreement ends, for any reason other than the Director’s (i) material breach (as reasonably determined by the Board) of this Agreement or (ii) voluntary resignation after which the Director is no longer a member of the Board and is no longer a consultant of the Company and the Board, prior to the payment of the entire Fee, the Company shall continue to make the monthly installment payments contemplated by the preceding sentence until the entire remaining balance of the Fee is paid in full.

b.Expense Reimbursement. During the Term, the Company shall reimburse Director for all reasonable business expenses actually paid or incurred by Director in the course of, pursuant to and in furtherance of providing the services hereunder, and such reimbursement of expenses shall be made no later than thirty (30) days following such submission of supporting documentation.

c.Additional Amounts. During the Term, the Company shall pay to the Director reimbursement for the cost of continuation of health coverage for pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided, however, if the Company determines, within thirty (30) days of the effective date of this Agreement, that providing the COBRA reimbursement in this subsection would result in a violation of applicable law or an excise tax to the Company, then the Company instead will pay to the Director a lump sum payment equal to the Director’s estimated COBRA premiums for the coverage of the Director through June 30, 2017, less applicable withholdings, within thirty (30) days following the effective date of this Agreement, regardless of whether the Director timely elects COBRA coverage.

d.Waiver of Other Compensation and Benefits. During the Term, the Director shall receive the Fee and the amounts set forth in Section 3.c. in lieu of, and shall not be eligible to receive, any equity awards and other director benefits as are or may be provided to the other non-employee Company directors. The Director’s existing equity awards which are not vested as of the Effective Date shall expire and be immediately forfeited and canceled in their entirety without any consideration to the Director.

e.No Other Compensation. Except for the payments and benefits provided for in this Agreement, and any other vested benefits due to the Director pursuant to the terms and conditions of any employee benefit plan in which the Director was a participant on or prior to the Effective Date, the Director acknowledges and agrees that he is entitled to no other compensation, payments, benefits or agreements from the Company of any kind or nature whatsoever, including, without limitation, pursuant to the Amended and Restated Employment Agreement by and between Acacia Research Group LLC, a Texas limited liability company and a subsidiary of the Company, and the Director, dated as of September 22, 2015, and/or for salary, severance pay, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, medical benefits, paid or unpaid leave, severance, vesting of equity awards, performance award or payments or any other allowance, payment, grant, award or benefit of any nature or description (collectively, the “Prior Agreements”); provided, however, that nothing herein shall affect the Director’s rights to indemnification, advancement, defense or reimbursement pursuant to any applicable D&O policies or any similar insurance policies, the Company’s amended and restated by-laws as amended or applicable law.

SECTION 4. TERMINATION. Subject to the provisions of Section 2 above, this Agreement shall terminate on the expiration of the Term.
SECTION 5. INTELLECTUAL PROPERTY. The Director agrees that any and all discoveries, concepts, ideas, inventions, writings, plans, articles, devices, products, designs, treatments, structures, processes, methods, formulae, techniques and drawings, and improvements or modifications related to the foregoing that are in any way related to the Company’s patent portfolios or any other intellectual property owned by the Company or its affiliates, whether patentable, copyrightable or not, which are made, developed, created, contributed to, reduced to practice, or conceived by the Director, whether solely or jointly with others, in connection with the Director’s relationship with the Company (collectively, the “Intellectual Property”) shall be and shall remain the exclusive property of the Company, and, to the extent applicable, a “work made for hire,” and the Company shall own all rights, title and interests thereto, including, without limitation, all rights under copyright, patent, trademark, statutory, common law and/or otherwise. By the Director’s execution of this Agreement, the Director hereby irrevocably and unconditionally assigns to the Company all right, title and interest in any such Intellectual Property. The Director further agrees to take all such steps and all further action as the Company may reasonable request to effectuate the foregoing, including, without limitation, the execution and delivery of such documents and applications as the Company may reasonably request to secure the rights to Intellectual Property worldwide by patent, copyright or otherwise to the Company or its successors and assigns. The Director further agrees promptly and fully to disclose any Intellectual Property to the officers of the Company and to deliver to such officers all papers, drawings, models, data and other material (collectively, the “Material”) relating to any Intellectual Property made, reduced to practice, developed, created or contributed to by the Director and, upon termination, or expiration of this Agreement, to turn over to the Company all such material. To the extent that the Director has signed any other assignment of inventions agreement, such agreement continues in full force and effect. Any intellectual property which was developed by the Director prior to the date of the Director’s Employment Agreement, or which is developed by the Director during or after the termination of this Agreement and is not in any way related to the Company’s or any of its affiliates’ intellectual property, shall be owned by the Director.
SECTION 6. RESTRICTIONS.
a.Exclusive Service; Non-Solicitation. From the Effective Date until June 30, 2017 (the “Restrictive Period”), the Director agrees not to accept employment with or perform services for any other entity, group or individual if such employment or service would compete with, be in conflict with or interfere in any way with the Company’s business interests (as reasonably determined by the Company). During the Restrictive Period, the Director shall not: (a) solicit for employment or employ any employee of the Company or any of its affiliates or any person who is an independent contractor involved with the Company or any of its affiliates or (b) induce, attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates to divert any business or income from the Company or any of its affiliates or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates. The term “Customer” shall mean any individual or business firm that was or is a customer or client, or one that was or is a party in an investor agreement with, or whose business was actively solicited by, the Company or any of its affiliates at any time, regardless of whether such customer was generated, in whole or in part, by the Director’s efforts.

b.Non-disparagement. The Director agrees that he will not engage in any wrongful conduct that is injurious to the Company and its subsidiaries’, and their officers and directors’ reputation and interest, including but not limited to, disparaging, inducing or encouraging others to disparage or bring claims against the Company and its subsidiaries’, and their officers and directors, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation of the Company and its subsidiaries’ officers and directors, except if testifying truthfully under oath pursuant to any lawful court order or subpoena, responding to any request of the Board or its designees, or as otherwise required by law (“Required Disclosure”); provided, that the Director shall provide prior notice of a Required Disclosure as far in advance as reasonably practicable under the circumstances of a Required Disclosure (unless prohibited by law), so that the Company may intervene, appear or otherwise object, including by requesting a confidential hearing or confidential treatment at the Company’s sole expense.

c.Standstill. During the Restrictive Period, without the Company’s prior written consent, the Director will not, himself or through any affiliate, representative or other person, acting alone or as part of a “group” (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934), directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of all or substantially all of the securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (B)

any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries; (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) with respect to any securities of the Company, including without limitation to vote any securities of the Company (except in the normal course of the Director voting his securities held in the Company) or to provide or withhold consents or agent designations with respect to any securities of the Company, (ii) form, advise, join or in any way participate in a group in connection with the types of matters set forth in (i) above, (iii) otherwise act, in contravention of his fiduciary duties as a director of the Board, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company or any of its subsidiaries, (iv) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (i) above, (v) publicly announce any intention, plan or arrangement inconsistent with the foregoing, or (vi) enter into any discussions, arrangements or agreements with any third party relating to any of the foregoing. The Director also agrees during such period not to request that the Company or its directors, officers, employees or agents, directly or indirectly, amend or waive any provision of this paragraph (including this sentence) except for private requests that would not reasonably be expected to require the Company to make a public announcement regarding such request.

d.Confidentiality. The Director agrees on behalf of himself and on behalf of his agents, attorneys, heirs, executors, administrators, and assigns that this Agreement, and any and all matters concerning the Director’s service to the Company prior to and during the Term, except information which prior to time of disclosure was in the public domain, will be regarded as privileged communications between the parties, and that neither he nor any of his agents, attorneys, heirs, executors, administrators or assigns will reveal, disseminate by publication of any sort, or release in any manner or means this Agreement or any matters, factual or legal, concerning this Agreement to any other person or entity, except as required by legal process (in which case, the Director agrees to promptly provide written notice of said legal process as set forth below prior to the production of the requested information). Notwithstanding the foregoing, the Director may reveal the relevant terms of this Agreement to his spouse, attorneys, accountants, financial advisors and governmental authorities.

e.Specific Performance and Injunctive Relief. The Director agrees that any violation by him or his representatives or advisors of Section 6 would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, the Director consents and agrees that if he or his representatives or advisors violate any provision of Section 6, the Company shall be entitled, in addition to any other rights and remedies that it may have, to obtain from any court of competent jurisdiction specific performance and/or injunctive or other relief (without the requirement of posting of a bond or other security) in order to enforce, or prevent any violation of, the provisions of such Section 6. In addition, in the event of a breach or violation by the Director of any of the provisions of Section 6, any other material breach or material violation by the Director of this Agreement or the Director’s voluntary resignation after which the Director is no longer a member of the Board and is no longer a consultant of the Company and the Board, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to terminate any continuing obligation which it may then have to Director to make any further payments under this Agreement.

f.Tolling Provision. The temporal restrictions set forth in this Section 6 shall be tolled during any period of time that the Director is in violation of any restrictive covenant set forth herein.

SECTION 7. GENERAL RELEASE
a.General Release. In further consideration of the covenants undertaken herein by the Company, including, without limitation, the payments and benefits described in this Agreement, the

Director hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates, and related companies, including, but not limited to, Acacia Research Group LLC, and all of its and/or their respective past and present parents, subsidiaries and affiliates and all of their past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively “Company Releasees”) from and with respect to any and all legally waivable claims, liabilities, obligations, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which the Director now has, or ever had, based upon or arising from any fact or set of facts, whether known or unknown to the Director, from the beginning of time until the Effective Date. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by the Director against the Company and/or based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of California, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Family Rights Act, the California Labor Code, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, and the Employee Retirement Income Security Act of 1974, including all amendments thereto. Upon the expiration of the Term, the director shall sign a release in the form attached hereto as Exhibit A.
b.
Notwithstanding the generality of the foregoing, nothing in this Agreement constitutes a release or waiver by the Director of: (i) any claim or right that may arise after the expiration of the Term of this Agreement; (ii) any claim or right the Director may have under this Agreement; (iii) any vested benefits due to the Director pursuant to the terms and conditions of any Company employee benefit plan in which the Director was a participant on or prior to the Effective Date; and (iv) any claim or right the Director may have pursuant to indemnification, advancement, defense or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, the Company’s amended and restated by-laws as amended or applicable law.
c.Representations; Covenant Not to Sue. The Director represents and affirms that (i) neither he nor any person, organization or entity acting on his behalf has commenced, maintained, prosecuted, or participated in any complaint, claim or action against the Company and/or the Company Releasees, in any court or before any administrative, investigative or arbitral body or agency, (ii) that to the best of the Director’s knowledge and belief, there is no outstanding claim or demand for relief against the Company and/or the Company Releasees by the Director or any person, organization, or entity acting on the Director’s behalf, and (iii) that neither he nor any person, organization or entity acting on his behalf will commence, maintain, prosecute or participate in any complaint, claim of any nature or description or action, against the Company or any Company Releasee for any claim released herein in any court or before any administrative, investigative or arbitral body or agency. Notwithstanding the foregoing, this Agreement does not extend to those rights, which as a matter of law cannot be waived.

SECTION 8. SECTION 409A. The parties agree that the amounts and benefit payable hereunder are either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (“Section 409A”), and the parties agree not to take any position inconsistent with such agreement for any reporting purposes, whether internal or external, and to cause their affiliates, successors and assigns not to take any such inconsistent position. Notwithstanding anything in this Agreement to the contrary, any payments or benefits due hereunder that constitute non-exempt “deferred compensation” (as defined in Section 409A) that are otherwise payable by reason of a “separation from service” (as defined in Section 409A) will not be paid or provided to the Director unless and until the Director has undergone a separation from service. If, and only if, the Director is a “specified employee” (as defined in Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after the expiration of the Term, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following the expiration of the Term except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to the Director in a lump-sum cash payment on the first business day following the expiration of six (6) months after the expiration of the Term, or, if earlier, within ten (10) days following the date of the Director’s death. The Director’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. If the Director is entitled to any reimbursement of expenses or in-kind benefits that are includable in the Director’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Director’s right to reimbursement of expenses or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
SECTION 9. MISCELLANEOUS.
a.Indemnification of Payments; Tax Laws. Notwithstanding any provision of this Agreement to the contrary, the Company, and its respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

b.Survival. The rights and obligations of the parties under this Agreement shall survive as provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions following the termination of this Agreement, regardless of the manner of or reasons for such termination. For clarification purposes and without implication that the contrary would otherwise be true, it is expressly understood and agreed that Sections 4, 5, 6, 7, 8 and 9 shall survive the termination of this Agreement or the Term, regardless of the manner of or reasons for such termination.

c.Cooperation. During the Term and thereafter, the Director shall reasonably cooperate with the Company and its affiliates, agents, accountants and attorneys in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including the Director being available to the Company upon reasonable notice for interviews, depositions and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Director’s possession, all at times and on schedules that are reasonably consistent with the Director’s other permitted activities and commitments). In the event the Company requires the Director’s cooperation in accordance with this Section 9.c., the Company shall reimburse the Director solely for reasonable legal fees and travel expenses (including lodging and meals), upon submission of receipts, incurred by the Director in connection with the performance of the Director’s obligations under this Section 9.c.

d.Return of Company’s Property. By signing this Agreement, the Director affirms that as soon as reasonably practicable after first the date on which the Director is no longer a director of the Board, he shall return to the Company all property belonging to the Company, including all credit cards, ID cards, electronic devices, any and all original and duplicate copies of all his work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes, and any other magnetic and other media materials he has in his possession or under his control which contains confidential or proprietary information of the Company.

e.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto, including, but not limited to, the Prior Agreements. This Agreement may not be amended or modified in any way except by a written instrument executed by each of the parties hereto.

f.Notice. All notices under this Agreement shall be in writing and shall be given by personal delivery, or by registered or certified United States mail, postage prepaid, return receipt requested, to the address set forth below:

If to the Director:        Robert L. Harris
46 Old Course Drive
Newport Beach, CA 92660

If to the Company:        Acacia Research Corporation
520 Newport Center Drive, 12th Floor
Newport Beach, CA 92660
Attention: Edward J. Treska, General Counsel

or to such other person or persons or to such other address or addresses as Director and the Board or the Company or their respective successors or assigns may hereafter furnish to the other by notice similarly given. Notices, if personally delivered, shall be deemed to have been received on the date of delivery, and if given by registered or certified mail, shall be deemed to have been received on the fifth business day after mailing.

g.Governing Law. The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of Delaware, without regard to principles of conflict of laws.

h.Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, which dispute, controversy or claim is not settled in writing within ten (10) business days after the date on which a party to this Agreement gives written notice to the other that a dispute, controversy or claim exists, shall be settled by a confidential arbitration conducted in Orange County, California in accordance with the provisions of the Judicial Arbitration and Mediation Services then in force (the “Rules”) and the laws of the State of Delaware. In the event that a party requests arbitration, it shall serve upon the other party a written demand for confidential arbitration stating the substance of the controversy, dispute or claim and the contention of the party requesting arbitration and both parties shall execute a standard confidentiality agreement in which each party will agree, unless required by applicable law, to keep confidential all aspects of the arbitration, including the fact that the parties are arbitrating a dispute and the outcome of such arbitration. If possible, one neutral arbitrator will be selected by mutual agreement. If the parties do not select the arbitrator by mutual agreement, the arbitrator shall be selected in accordance with the Rules. The parties hereto agree that the fact of arbitration, the matters submitted in arbitration, witness statements, the reasoning of the arbitrators, and the award be maintained as confidential by all participants in the arbitration, including, but not limited to, the arbitrators, witnesses, experts and administrative personnel, except as required by law or financial reporting requirements. The parties shall abide by all awards rendered in the arbitration proceedings and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought; provided, however, that without consent of the parties hereto, only such information as is required by law shall be disclosed in connection with enforcement of such award. Each party shall pay its own legal fees and costs incurred in connection with arbitration except that (i) the prevailing party with respect to any particular claim as determined in arbitration as contemplated by this Section 9.h. will be entitled to its reasonable attorneys’ fees and costs incurred with respect to such claim from the non-prevailing party and (ii) if either party properly requests arbitration in accordance with this Section 9.h. and, due solely to the other party’s default of its obligations under this Section 9.h., the requesting party takes action to compel such arbitration, the non-requesting party will reimburse the requesting party for the reasonable attorneys’ fees and costs incurred by the requesting party to compel such arbitration.

i.Assignment: Successors and Assigns. No party hereto may make any direct or indirect assignment or subcontracting of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, executors, legal representatives, successors and permitted assigns.

j.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, then this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

k.Enforcement. The failure of any party hereto to insist in one or more instances on performance by another party hereto of any obligation, condition or other term of this Agreement in strict accordance with the provisions hereof shall not be construed as a waiver of any right granted hereunder or of the future performance of any obligation, condition or other term of this Agreement in strict accordance with the provisions hereof, and no waiver with respect thereto shall be effective unless contained in a writing signed by or on behalf of the waiving party. The remedies in this Agreement shall be cumulative and are not exclusive of any other remedies provided by law.

l.Rule of Construction. The parties agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party. The word “including”, means “including, without limitation”.

m.Section Headings. The section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions of this Agreement.

n.Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Any signature page delivered by facsimile or PDF signature shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto.

o.Acknowledgements. The Director hereby acknowledges that the provisions of Sections 6 and 7 are in consideration of Director’s services as a director of the Company and additional good and valuable consideration as set forth in this Agreement. The Director also acknowledges that: (i) the restrictions contained in Section 6 do not preclude the Director from earning a livelihood, nor do they unreasonably impose limitations on the Director’s ability to earn a living and are necessary to protect the goodwill of the Company, (ii) he has been advised to consult with an attorney before signing this Agreement; (iii) he has obtained independent legal advice from an attorney of his choice with respect to this Agreement, or has knowingly and voluntarily chosen not to do so; (iv) he freely, voluntarily and knowingly entered into this Agreement after due consideration; and (v) in exchange for his waivers, releases and commitments set forth herein, including his waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that he is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which he would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein. The Director agrees and acknowledges that the potential harm to the Company of the non-enforcement of Section 6 outweighs any potential harm to the Director of its enforcement by injunction or otherwise.

p.Company Authority. The person executing this Agreement on behalf of the Company has full power and authority to enter into this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 29, 2016.

_/s/ Robert L. Harris______
Robert L. Harris (Director)

ACACIA RESEARCH CORPORATION

By: /s/ Marvin Key
Name: Marvin Key
Title: Interim CEO

EXHIBIT A
FORM OF RELEASE
In consideration of the covenants undertaken in the Director Service Agreement (the “Agreement”) entered into as of [ ], 2016, effective as of [ ], 2016 by and between Acacia Research Corporation (the “Company”) and Robert L. Harris (the “Director”), including, without limitation, the payments and benefits described in the Agreement, the Director hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates, and related companies, including, but not limited to, Acacia Research Group LLC, and all of its and/or their respective past and present parents, subsidiaries and affiliates and all of their past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively “Company Releasees”) from and with respect to any and all legally waivable claims, liabilities, obligations, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which the Director now has, or ever had, based upon or arising from any fact or set of facts, whether known or unknown to the Director, from the beginning of time until the expiration of the Term. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by the Director against the Company and/or based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of California, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Family Rights Act, the California Labor Code, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, and the Employee Retirement Income Security Act of 1974, including all amendments thereto.
Notwithstanding the generality of the foregoing, nothing in this Agreement constitutes a release or waiver by the Director of: (i) any claim or right that may arise after the expiration of the Term of this Agreement; (ii) any claim or right the Director may have under this Agreement; (iii) any vested benefits due to the Director pursuant to the terms and conditions of any Company employee benefit plan in which the Director was a participant on or prior to the Effective Date; and (iv) any claim or right the Director may have pursuant to indemnification, advancement, defense or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, the Company’s amended and restated by-laws as amended or applicable law.
The Director represents and affirms that (i) neither he, nor any person, organization or entity acting on his behalf, has commenced, maintained, prosecuted, or participated in any complaint, claim or action against the Company and/or the Company Releasees, in any court or before any administrative, investigative or arbitral body or agency, (ii) that to the best of the Director’s knowledge and belief, there is no outstanding claim or demand for relief against the Company and/or the Company Releasees by the Director or any person, organization, or entity acting on the Director’s behalf, and (iii) that neither the Director, nor any person, organization or entity acting on his behalf, will commence, maintain, prosecute or participate in any complaint, claim of any nature or description or action, against the Company or any Company Releasee for any claim released herein in any court or before any administrative, investigative or arbitral body or agency. Notwithstanding the foregoing, this Release does not extend to those rights, which as a matter of law cannot be waived.